Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
     This First Amendment to Credit Agreement (this “First Amendment”) dated as of August 27, 2010 is entered into among:
     QUIKSILVER AMERICAS, INC., a California corporation (the “Lead Borrower”);
     QUIKSILVER CANADA CORP., a Nova Scotia unlimited liability company (the “Canadian Borrower”), the Persons named on Schedule 1.01 hereto (collectively, with the Lead Borrower, the “Domestic Borrowers”);
     QUIKSILVER, INC., a Delaware corporation (the “Parent”);
     the Persons named on Schedule 1.02 hereto (collectively, the “Guarantors”);
     the Lenders party hereto;
     BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer;
     BANK OF AMERICA, N.A. (acting through its Canada branch), as Canadian Agent, Swing Line Lender and L/C Issuer; and
     BANK OF AMERICA, N.A. and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agents;
in consideration of the mutual covenants herein contained and benefits to be derived herefrom.
WITNESSETH:
     Reference is made to that certain Credit Agreement dated as of July 31, 2009 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) Quiksilver Americas, Inc., as the Lead Borrower for itself and the other Borrowers party thereto, (ii) such other Borrowers, (iii) Quiksilver Canada Corp., as the Canadian Borrower, (iv) the Guarantors party thereto, (v) the Administrative Agent, (vi) the Co-Collateral Agents and (vii) the Lenders party thereto.
     The Borrowers have requested that certain modifications be made to the Credit Agreement to, among other things, reduce the Aggregate Total Commitments and pricing. The Lenders have agreed to such modifications on the terms set forth herein.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and benefits to be derived herefrom, the parties hereto agree as follows:
1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
2.	Amendment to Title Page. The reference to Joint Lead Arrangers and Joint Bookrunners on the title page of the Credit Agreement shall mean and refer solely to Banc of America Securities LLC as Sole Lead Arranger and Sole Bookrunner.

3.	Amendments to Article I. The provisions of Article I of the Credit Agreement are hereby amended as follows:
a.	The following definitions are hereby added to Article I in appropriate alphabetical order:

“Additional Borrowing Base Reserve” means a Reserve with respect to the Domestic Borrowing Base in the amount of the then outstanding principal amount of term loans under the US Term Loan Credit Agreement to the extent such term loan has not been repaid, refinanced or otherwise satisfied 90 days prior to its scheduled maturity date.

“First Amendment Effective Date” means August 27, 2010.

b.	The definition of “Accelerated Borrowing Base Delivery Event” is hereby deleted in its entirety and the following substituted in its stead:

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Domestic Availability at least equal to the greater of (x) fifteen percent (15%) of the Total Loan Cap or (y) $15,000,000. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default is continuing, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Domestic Borrowers’ failure to maintain Domestic Availability as required in clause (ii) of the immediately preceding sentence, until Domestic Availability has equaled or exceeded the greater of (x) fifteen percent (15%) of the Total Loan Cap or (y) $15,000,000, for sixty (60) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

c.	The definition of “Adjustment Date” is hereby amended by the addition of the following at the end thereof:

The first Adjustment Date after the First Amendment Effective Date shall be February 1, 2011.

d.	The definition of “Aggregate Domestic Commitments” is hereby amended by deleting the last sentence of such definition and substituting the following in its stead:

As of the First Amendment Effective Date, the Aggregate Domestic Commitments are $135,000,000.

e.	The definition of “Aggregate Total Commitments” is hereby amended by deleting the last sentence of such definition and substituting the following in its stead:

As of the First Amendment Effective Date, the Aggregate Total Commitments are $150,000,000.

f.	The definition of “Applicable Margin” is hereby deleted in its entirety and the following substituted in its stead:

“Applicable Margin” means:

          From and after the First Amendment Effective Date until the first Adjustment Date after the First Amendment Effective Date, the percentages set forth in Level II of the pricing grid below, unless the Average Daily Domestic Availability requirements for Level II (or lower) have not been satisfied, in which event the Applicable Margin shall be set at Level III. In no event shall the Applicable Margin be set at Level I prior to the first Adjustment Date (even if the Average Daily Domestic Availability requirements for Level I have been satisfied); and
          From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Domestic Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date; provided however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, any Agent may, and the Administrative Agent shall at the direction of the Required Lenders, immediately increase the Applicable Margin to the percentage set forth in Level III which shall apply for so long as such Event of Default is continuing (even if the Average Daily Domestic Availability requirements for a different Level have been met and without limiting the right of the Administrative Agent or the Required Lenders to charge interest at the Default Rate as provided in Section 2.08(b)); provided further that, if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately and retroactively recalculated at such higher rate for any applicable periods and shall be due and payable (to the extent not already paid) on demand.

	Average Daily Domestic	LIBOR	Domestic Prime	Canadian Prime	BA Rate
Level	Availability	Margin	Rate Margin	Rate Margin	Margin
I	Equal to or greater than 66% of the Total Loan Cap	2.50%	1.50%	2.00%	2.50%
II	Less than 66%, but equal to or greater than 33%, of the Total Loan Cap	2.75%	1.75%	2.25%	2.75%
III	Less than 33% of the Total Loan Cap	3.00%	2.00%	2.50%	3.00%
g.	The definition of “Applicable Rate” is hereby deleted in its entirety and the following substituted in its stead:

“Applicable Rate” means, (i) with respect to Commercial Letters of Credit, at any time of calculation, a per annum rate equal to the Applicable Margin for Loans which are LIBO Rate Loans minus 0.50%, and (ii) with respect to Standby Letters of Credit, at any time of calculation, a per annum rate equal to the Applicable Margin for Loans which are LIBO Rate Loans.

h.	The definition of “Appraisal Percentage” is hereby deleted in its entirety and the following substituted in its stead:

“Appraisal Percentage” means ninety percent (90%).

i.	The definition of “Arrangers” is hereby deleted in its entirety and the following substituted in its stead:

“Arrangers” means Banc of America Securities LLC, in its capacity as sole lead arranger. All references to the “Arrangers” shall mean and refer to the “Arranger”.

j.	The definition of “Availability Condition” is hereby deleted in its entirety and the following substituted in its stead:

“Availability Condition” means at the time of determination with respect to any specified transaction or payment, Domestic Availability immediately preceding, and on a pro forma basis on the date thereof and a projected basis for the twelve (12) months immediately following, such transaction or payment was, and is projected to be, equal to or greater than the greater of (a) twenty percent (20%) of the Total Loan Cap and (b) $20,000,000.

k.	The definition of “Availability Reserves” is hereby amended by the addition of the following text in the fifth to last line, immediately after the text “(x) Dilution Reserves”:

and (xi) Additional Borrowing Base Reserve.

l.	The definition of “Cash Dominion Event” is hereby deleted in its entirety and the following substituted in its stead:

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Domestic Availability for three (3) consecutive Business Days at least equal to the greater of (x) fifteen percent (15%) of the Total Loan Cap or (y) $15,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default is continuing, and/or (ii) if such Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Domestic Availability as required under clause (ii) of the immediately preceding sentence, until Domestic Availability is at least equal to the greater of (x) fifteen percent (15%) of the Total Loan Cap or (y) $15,000,000 for sixty (60) consecutive calendar days; in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Domestic Availability exceeds the required amount for sixty (60) consecutive calendar days) at all times after a Cash Dominion Event has occurred and been discontinued on three (3) occasions after the Closing Date.

m.	The definition of “Change in Law” is hereby amended by the addition of the following text at the end thereof:

A Change in Law shall not include the application or effect of any regulations promulgated and any interpretation or other guidance issued in connection with Sections 1471 or 1472 of the Code.

n.	The definition of “Covenant Compliance Event” is hereby deleted in its entirety and the following substituted in its stead:

“Covenant Compliance Event” means, as of any date, Domestic Availability at any time is less than the greater of (x) fifteen percent (15%) of the Total Loan Cap or (y) $15,000,000. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Domestic Availability is at least equal to the greater of (x) fifteen percent (15%) of the Total Loan Cap or (y) $15,000,000 for sixty (60) consecutive calendar days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.

o.	The definition of “Credit Card Advance Rate” is hereby deleted in its entirety and the following substituted in its stead:

“Credit Card Advance Rate” means ninety percent (90%).

p.	The following text contained in the definition of “Eligible Assignee” is hereby deleted in its entirety:

provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of its Subsidiaries or other Affiliates, or the US Term Loan Agent or the Euro Term Loan Agent, or any of their respective Lender Affiliates or Subsidiaries except in connection with the exercise of the purchase right, as set forth in Section 5.4 of the Intercreditor Agreement and the following substituted in its stead:

provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of its Subsidiaries or other Affiliates, or the US Term Loan Agent or the Euro Term Loan Agent, or any of their respective Lender Affiliates or Subsidiaries (except to the extent that the US Term Loan Agent or the Euro Term Loan Agent is Bank of America, N.A. in connection with any Permitted Amendment/Refinancing and except in connection with the exercise of the purchase right, as set forth in Section 5.4 of the Intercreditor Agreement)

q.	The definition of “Excluded Taxes” is hereby amended by deleting the “.” at the end of such definition and inserting the following in its stead:

, and (e) any tax that is attributable to any Lender’s failure or inability to take any action (including entering into an agreement with the IRS), comply with any information gathering or reporting requirements, or to provide the Lead Borrower (with a copy to the Administrative Agent) with appropriate certification, in each case, if such compliance or certificate is required to obtain exemption from any United States federal withholding taxes under Sections 1471 or 1472 of the Code and any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith.

r.	The definition of “Fee Letter” is hereby amended by the addition of the following text at the end thereof:

As of the First Amendment Effective Date, “Fee Letter” means the letter agreement, dated August 11, 2010, among the Lead Borrower, the Parent, the Administrative Agent and the Arranger.

s.	The definition of “LIBO Rate” is hereby amended by the deletion of the following text contained in such definition:

, provided that there shall be a two percent (2%) floor on the LIBO Rate for LIBO Rate Loans with a one (1) or two (2) month Interest Period, and provided further that LIBO Rate Loans may be requested by the Lead Borrower or the Canadian Borrower at the three (3) month LIBO Rate for one (1) or two (2) month Interest Periods

t.	The definition of “Maturity Date” is hereby deleted in its entirety and the following substituted in its stead:

“Maturity Date” means August 27, 2014.

u.	The definition of “Payment Conditions” is hereby deleted in its entirety and the following substituted in its stead:

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment, and (b) the Availability Condition has been satisfied, and (c) the Consolidated Fixed Charge Coverage Ratio, calculated for the Measurement Period most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.01 is (x) with respect to any Restricted Payment, equal to or greater than 1.15:1.0, immediately preceding, and on a pro forma basis on the date thereof, after giving effect to such dividend or repurchase and (y) with respect to any Investments or Acquisitions or any voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), equal to or greater than 1.1:1.0, in each case, immediately preceding, and on a pro forma basis on the date thereof, after giving effect to such transaction or payment. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Lead Borrower shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clauses (b) and (c) in the preceding sentence on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agents. For all calculations of the Consolidated Fixed Charge Coverage Ratio during the first year following the First Amendment Effective Date, Consolidated Interest Charges relating to the Term Loans shall be calculated based on the amount of cash interest that would have been expended had the Term Loans been at a $30,000,000 principal balance for the applicable Measurement Period or, if less, the actual principal amount of Term Loans outstanding during such Measurement Period or any portion thereof.

v.	The definition of “Permitted Amendment/Refinancing” is hereby deleted in its entirety and the following substituted in its stead:

“Permitted Amendment/Refinancing” means, in respect of any Indebtedness, any amendments, restatements, refinancings, refundings, renewals, extensions or replacements of such Indebtedness; provided that (i) the principal amount of such Indebtedness is not increased at the time of such amendment, restatement, refinancing, refunding, renewal, extension or replacement except by an amount equal to any premium or other amount paid, interest then due, and fees and expenses incurred, in connection with such amendment, restatement, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder, (ii) the result of such amendment, restatement, refinancing, refunding, renewal, extension or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, and (iii) the terms relating to collateral (if any) and subordination (if any), financial covenants, mandatory prepayments, events of default, and interest, fees and other amounts payable, of any such amended, restated, refinanced, refunded, renewed, extended or replacement Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable, when taken as a whole, to the Loan Parties or the Lenders than the terms of the agreements and instruments governing the Indebtedness being so amended, restated, refinanced, refunded, renewed, extended or replaced; provided that (A) the interest rates in effect on the Term Loans may be increased by a spread of no more than four percent (4%) per annum in the aggregate above the interest rates applicable to the Term Loans in effect as of the Closing Date (excluding fluctuations in underlying rate indices and increases resulting from the accrual of interest at the default rate), of which no more than two percent (2%) per annum shall be cash pay, and the balance (to the extent applicable) shall be capitalized and paid at or after the initial maturity of the Term Loans, and (B) the foregoing shall not prevent any payment in the form of equity securities (not constituting Indebtedness) in consideration of any such amendment, restatement, refinancing, refunding, renewal, extension or replacement. Notwithstanding anything to the contrary contained herein, Indebtedness under a credit agreement to be entered into among Bank of America, N.A., as administrative agent on behalf of certain lenders, certain lenders party thereto and certain of the Loan Parties, substantially in accordance with the terms of a certain Summary of Indicative Terms and Conditions dated as of August 12, 2010, the net proceeds of which are used, directly or indirectly, to repay in full the outstanding Term Loans, shall be deemed a Permitted Amendment/Refinancing for all purposes hereunder.

w.	The definition of “Permitted Investment” is hereby amended by inserting the following immediately after clause (v) contained therein and immediately prior to the proviso at the end of such definition:

(w) subject to the restrictions set forth in Section 7.07, the payment or other satisfaction by the Loan Parties of Indebtedness owing by Mountain & Wave S.à r.l. under the Euro Term Loan Credit Agreement and any Investment by any Loan Party made to effect the payment or other satisfaction of Indebtedness owing by Mountain & Wave S.à r.l. under the Euro Term Loan Credit Agreement;
4.	Amendments to Article II. The provisions of Article II of the Credit Agreement are hereby amended as follows:
a.	As of the First Amendment Effective Date the grid in Section 2.09(a)(i) is hereby deleted in its entirety and the following substituted in its stead:

Average Daily Total Domestic
Outstandings	Domestic Commitment Fee
Less than 50% of Aggregate Domestic Commitments	0.50%

Average Daily Total Domestic
Outstandings	Domestic Commitment Fee
Greater than or equal to 50% of Aggregate Domestic Commitments	0.375%
b.	As of the First Amendment Effective Date the grid in Section 2.09(a)(ii) is hereby deleted in its entirety and the following substituted in its stead:

Average Daily Total Canadian
Outstandings	Canadian Commitment Fee
Less than 50% of Aggregate Canadian Commitments	0.50%
Greater than or equal to 50% of Aggregate Canadian Commitments	0.375%

c.	The provisions of Section 2.15 are hereby amended as follows:
i.	The provisions of Section 2.15(a) of the Credit Agreement are hereby amended by deleting the number “$50,000,000” appearing therein and substituting the number “$100,000,000” in its stead and by deleting the number “$10,000,000” appearing therein and substituting the number “$15,000,000” in its stead.

ii.	Section 2.15(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:
          (b)Lender Elections to Increase. Each Lender agreeing to increase its Commitment is defined herein as an “Existing Increasing Lender.

iii.	Section 2.15(c) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:
          (c) Notification by Administrative Agent; Additional Commitment Lenders. The Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for Eligible Assignees to become a Domestic Lender or Canadian Lender, as applicable, hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Total Commitments requested by the Lead Borrower (each such Eligible Assignee issuing a commitment and becoming a Lender, an “Additional Commitment Lender”), provided, however, that without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $10,000,000.
5.	Amendments to Article III. The provisions of Article III of the Credit Agreement are hereby amended as follows:
a.	The provisions of Section 3.01 of the Credit Agreement are hereby amended by inserting the following at the end of such Section:

Each Lender shall promptly provide, upon reasonable request from the Lead Borrower or the Administrative Agent, any additional information that the Lead Borrower or the Administrative Agent needs in order for the Lead Borrower or the Administrative Agent to determine the amount of any applicable withholding taxes, including information relating to compliance with Sections 1471 or 1472 of the Code and any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith.
6.	Amendments to Article VI. The provisions of Article VI of the Credit Agreement are hereby amended as follows:
a.	The provisions of Section 6.02(c) of the Credit Agreement are hereby amended by deleting the text “tenth (10th)” appearing therein and substituting the text “fifteenth (15th)” in its stead.

b.	The provisions of Section 6.10(b) of the Credit Agreement are hereby amended by deleting the text “thirty percent (30%)” appearing therein and substituting the text “twenty-five percent (25%)” in its stead and by deleting the number “$45,000,000” appearing therein and substituting the number “$25,000,000” in its stead.

c.	Section 6.13(f) of the Credit Agreement is hereby deleted in its entirety.
7.	Amendments to Article VII. The provisions of Article VII of the Credit Agreement are hereby amended as follows:
a.	Section 7.07 of the Credit Agreement is hereby amended by deleting the “.” at the end of such Section and inserting the following in its stead:

, and (f) the Loan Parties may prepay (and may make Investments in any Subsidiary to effect prepayment of) up to an aggregate amount of $30,000,000 of the principal amount outstanding under the Term Loans (together with accrued interest thereon) with the use of cash on hand (but not, for the avoidance of doubt, with the proceeds of a Borrowing), regardless of whether the Payment Conditions have been satisfied; provided that at the time of determination with respect to any such prepayment of the Term Loans (i) no Default or Event of Default then exists or would arise as a result of the making of any such payment and (ii) the Availability Condition is satisfied and evidence thereof reasonably satisfactory to the Agents has been delivered to the Administrative Agent.

b.	Section 7.15(a) of the Credit Agreement is hereby amended by the addition of the following text at the end thereof:

For all calculations of the Consolidated Fixed Charge Coverage Ratio during the first year following the First Amendment Effective Date, Consolidated Interest Charges relating to the Term Loans shall be calculated based on the amount of cash interest that would have been expended had the Term Loans been at a $30,000,000 principal balance for the applicable Measurement Period or, if less, the actual principal amount of Term Loans outstanding during such Measurement Period or any portion thereof.

c.	Section 7.15(b) of the Credit Agreement is hereby deleted in its entirety.
8.	Amendment to Schedules. Schedule 2.01 to the Credit Agreement is hereby deleted in its entirety and a new Schedule 2.01 in the form annexed hereto substituted in its stead.

9.	Commitment Reduction. On the First Amendment Effective Date, in accordance with Section 2.06 of the Credit Agreement, the Aggregate Domestic Commitments shall be reduced to $135,000,000 and any payments required to be made to the Domestic Lenders under such Section 2.06 shall be paid by the Domestic Borrowers. The Lenders waive the requirement contained in said Section 2.06 that at least three Business Days prior written notice of such reduction be furnished to the Administrative Agent.
10.	Conditions to Effectiveness. This First Amendment shall become effective upon satisfaction of each of the following conditions precedent:
a.	This First Amendment shall have been duly executed and delivered by the Loan Parties, the Agents and all of the Lenders, and the Administrative Agent shall have received a fully executed copy hereof.

b.	The Administrative Agent shall have received reasonable and customary opinions of counsel to the Borrowers and Guarantors, and evidence that all requisite corporate and other action necessary for the valid execution, delivery and performance by the Loan Parties of this First Amendment has been taken.

c.	The Borrowers shall have paid to the Administrative Agent fees in accordance with the terms of the Fee Letter.

d.	As of the First Amendment Effective Date combined Domestic Availability and Canadian Availability shall be equal to or greater than $40,000,000.
11.	Confirmation of Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders that (a) the representations and warranties of such Loan Party contained in Article III of the Credit Agreement, and in each other Loan Document (after giving effect to the amendments set forth herein) to which it is a party are true and correct in all material respects on and as of such date as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such date); (b) no Default or Event of Default has occurred and is continuing or would result from the effectiveness of this First Amendment; and (c) no event has occurred after July 30, 2010 that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, or assets of the Borrower and Guarantors, taken as a whole.
12.	Miscellaneous.
a.	All terms and conditions of the Credit Agreement and the other Loan Documents, as amended hereby, remain in full force and effect.

b.	The Borrowers shall pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agents incurred in connection with the preparation, negotiation, execution and delivery of this First Amendment, including, without limitation, reasonable and documented fees of their counsel (limited to (i) not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction) in the case of Bank of America, N.A., and (ii) not more than $10,000 to be paid to counsel to GECC, inclusive of the fees, charges and disbursements).

c.	This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered, shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page hereto by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be as effective as delivery of a manually executed counterpart hereof.

d.	This First Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.

e.	Any determination that any provision of this First Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this First Amendment.

f.	THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIATIONS LAW).
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as the date first above written.

QUIKSILVER AMERICAS, INC., as the Lead Borrower
By:
Name:
Title:

DC SHOES, INC., as a Domestic Borrower
By:
Name:
Title:

HAWK DESIGNS, INC., as a Domestic Borrower
By:
Name:
Title:

MERVIN MANUFACTURING, INC., as a Domestic Borrower
By:
Name:
Title:

QS WHOLESALE, INC., as a Domestic Borrower
By:
Name:
Title:

QS RETAIL, INC., as a Domestic Borrower
By:
Name:
Title:

QUIKSILVER, INC., as a Guarantor
By:
Name:
Title:

QUIKSILVER CANADA CORP., as the Canadian Borrower
By:
Name:
Title:

QS RETAIL CANADA CORP., as a Guarantor
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and as a Co-Collateral Agent
By:
Name:
Title:

BANK OF AMERICA, N.A. (acting through its Canada branch), as Canadian Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as a Domestic Lender, L/C Issuer and Swing Line Lender
By:
Name:
Title:

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Canadian Lender, L/C Issuer and Swing Line Lender
By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent
By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as a Domestic Lender
By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as a Canadian Lender
By:
Name:
Title:

Schedule 1.01
DOMESTIC BORROWERS
1.	Quiksilver Americas, Inc.
2.	DC Shoes, Inc.
3.	Hawk Designs, Inc.
4.	Mervin Manufacturing, Inc.
5.	QS Wholesale, Inc.
6.	QS Retail, Inc.

Schedule 1.02
GUARANTORS OF OBLIGATIONS
1.	Quiksilver, Inc.
GUARANTORS OF CANADIAN LIABILITIES
2.	QS Retail Canada Corp.

Schedule 2.01
Domestic Commitments and Applicable Percentages

Domestic Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$67,500,000.00	50%
General Electric Capital Corporation	$67,500,000.00	50%
TOTAL	$135,000,000.00	100%
Canadian Commitments and Applicable Percentages

Canadian Lender	Commitment	Applicable Percentage
Bank of America, N.A. (acting through its Canada branch)	$7,500,000.00	50%
General Electric Capital Corporation	$7,500,000.00	50%
TOTAL	$15,000,000.00	100%